Exhibit 10.23

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made as of this 17th day of October, 2016 (the “Effective Date”) by and between Asembia LLC, a limited liability corporation incorporated under the laws of the State of Delaware having an address of 200 Park Ave, Suite 300, Florham Park, New Jersey 07932, its subsidiaries, divisions and affiliated business units under its common control or ownership, including but not limited to, ASPN Pharmacies, LLC, Bioridge Pharma, LLC, ReachRx OTM, LLC, Asembia Specialty Pharmacy Summit, LLC, ApproveRx, LLC and Asembia Technology, LLC (collectively, “Provider”) and electroCore LLC, having an address of 150 Allen Road, Suite 201 Basking Ridge, NJ 07920, including any and all affiliates (“Company”). Provider and Company may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.

1.    Services; Incorporation of Terms

1.1.    Scope of Work. During the term of this Agreement, Provider shall provide to Company the services (the “Services”), described in one or more Statements of Work (each, a “SOW”) that may be executed from time to time by Provider and Company. The terms and conditions of this Agreement shall apply to any and all SOWs executed by the Parties that reference this Agreement. An affiliate of Company may execute an SOW with Provider and, in such circumstances, all references in this Agreement to Company shall be deemed to be to the applicable affiliate of Company, which shall be entitled to enforce this Agreement with respect to such SOW in its own name and which shall be solely liable to Provider for any obligations and liabilities undertaken pursuant to such SOW.

1.2.    Hierarchy of Terms. In the event that there are any conflicts between the terms of this Agreement and the terms of any SOW, the terms of this Agreement shall control. The terms of this Agreement and the SOW shall be controlling over any terms of any purchase order, sales acknowledgement, invoice or other such documents issued by either Party. Any amendment of this Agreement shall be effective for all subsequently executed SOWs.

1.3.    No Guarantee of Work. Notwithstanding anything in this Agreement to the contrary, until the Parties have executed and delivered an SOW, nothing in this Agreement shall be construed as the engagement by Company of Provider for the provision of any Services.

2.    Provider’s Responsibilities

Provider to Control. Provider shall have the complete professional, managerial and technical responsibility for the quality, validity, accuracy, timeliness and reliability of the Services and the Work Product (as defined in Section 6.1), whether such Services and Work Product are performed by employees or agents of Provider, its affiliates or its subcontractors (all collectively referred to as “Provider” or “its Personnel”).

2.1.    Provider to Designate Manager. Provider shall designate a manager in charge of the Services on a continuous basis with responsibility for providing adequate supervision or direction and having authority to take all action that may be required in performance of the applicable SOW.

2.2.    AE Reporting. Provider agrees to maintain, on a continuous basis, designated staff and resources for prompt management of technical complaints and adverse event reports related to the Product. Provider shall within twenty-four (24) hours notify Company, if it receives any information that relates, refers or pertains to adverse events. Reporting shall be done using the form provided by Company. Adverse event reports shall be provided to Company in a manner mutually agreed to by the parties. An adverse event shall include, but is not limited to, the following:

2.2.1.    An adverse or unexpected event in humans occurring while patient is using the Product;

2.2.2.    A technical complaint relating to the Product;

2.2.3.    Any report of any other problem involving the Product (e.g., contamination, discoloration, improper labeling, adulteration, etc.);

2.2.4.    Any complaint or the initiation of any claim, lawsuit, or other proceeding against Provider that relates to the Product; or

2.2.5.    Any local, state or federal investigation of or request for information sent to Provider or its pharmacists or other employees relating to Company or the Product.

2.3.    Company Policies. Provider shall ensure that Provider and its employees and subcontractors comply with all of the policies, regulations and directives of Company, including but not limited to compliance with laws and regulations, and security (including data security), as such policies may be revised from time-to-time and provided to Provider.

2.4.    Due Diligence. Provider acknowledges that Company is subject to various governmental and regulatory compliance requirements. Accordingly, Provider agrees that it shall, as reasonably requested by Company, provide information regarding Provider and its operations that will assist Company in its efforts to ensure compliance with various laws and regulations, including but not limited to Provider’s interaction with government officials and Provider’s data security controls and procedures.

3.    Company’s Responsibilities

3.1.    Company’s Representative. Company shall designate a person to act as Company’s representative who shall have the authority to transmit instructions, receive information, interpret and define Company’s policies and make decisions and in general to act as liaison between Company and Provider relating to this Agreement. In addition, for each SOW, Company shall designate its representative who shall act as a liaison between Company and Provider relating to such SOW. The initial Company representative shall be Dan Duhart.

4.    Payments

4.1.    Fees. As full and complete compensation for satisfactory performance of the Services, Company shall pay provider the fees and other compensation set forth in the applicable SOW. Provider shall be entitled to reimbursement of out-of-pocket expenses directly related to performing the Services, subject to Company’s prior written approval of such expenses. Out-of-pocket expenses shall include reasonable and verifiable coach class travel, hotel accommodations and meal expenses that are incurred by Provider and are directly related to the Services. All such expenses shall be reimbursed at cost; no mark-up shall be permitted. Any individual expense in excess of $500 shall require the prior written approval of Company.

4.2.    Invoicing. Provider shall invoice Company for all fees and expenses payable by Company under this Agreement as set forth in the applicable SOW. Such invoices shall set forth in detail the basis for the charges reflected therein. Each invoice shall include copies of receipts for all out-of-pocket expenses incurred. Provider shall send all invoices to the address set forth in the relevant Company purchase order or SOW. All invoices shall be payable within the period set forth in the applicable SOW.

4.3.    Taxes. The fee set forth in each SOW shall include all applicable taxes, including without limitation, all sales and use taxes and value-added taxes that Provider is required to collect from Company. Provider shall be solely responsible for the timely payment of all such taxes to the applicable taxing authority, and Provider shall be responsible for the payment of any penalties, interest or additional taxes that may be levied or assessed as a result of the failure or delay of Provider to pay any taxes.

5.    Scope Changes

5.1.    Changes by Company; Adjustments Due to Changes. Company may, from time to time, by written order, and without invalidating this Agreement or the applicable SOW, or any portion thereof, make changes in the Services, or the conditions under which Services are to be performed, or may increase or decrease the Services to be performed. No change shall be made by Provider in its performance or its manner of performance of the Services without prior written authorization or instructions from Company, specifying the details of the change, and specifying whether there is to be an adjustment in the price or time for performance. If such changes increase or decrease either the cost or time required to perform the Services, then the Parties will mutually agree to an equitable adjustment to the price and/or the time to perform the Services. For the avoidance of doubt, it is agreed that there will be no increase in the fee schedule in the event Company expands distribution of products to additional pharmacies within the Provider network.

5.2.    Changes to be in Writing. Any change to any SOW shall be in writing, shall define the extent of the change, the price or basis of pricing the change, the impact of the change on the schedule, and shall be signed by the Parties. No additional work by the Provider shall be paid for unless authorized in advance, in writing, by Company or its affiliate.

6.    Representations and Warranties

6.1.    Provider’s Representations and Warranties

6.1.1.    Provider represents and warrants to Company that:

(a)    Performance Standards. Provider shall perform, and shall cause Provider’s Personnel to perform, all of its obligations under this Agreement: (i) in strict accordance with the terms of this Agreement and the applicable SOW, including all amendments, work orders and other related documents; and (ii) in a professional, commercially diligent basis, in accordance with the generally accepted industry and professional standards, procedures and practices.

(b)    Qualifications of Provider’s Personnel. All of Provider’s Personnel shall be well qualified to perform such Services and shall maintain all professional licenses, permits, certificates and registrations required for their performance of the Services.

(c)    Compliance with Laws. Provider shall comply and shall cause Provider’s Personnel to comply, with all applicable laws, ordinances, codes, rules and regulations. Provider shall have all professional licenses, permits, certificates and registrations required for its performance of the Services.

(d)    Anti-Bribery. Provider has not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value or improperly seek to influence any Government Official. For purposes of this Section, a “Government Official” is broadly defined as and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health) and (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; where “government” is meant to include all levels and subdivisions of non-US governments (i.e., local, regional, or national and administrative, legislative or executive).

(e)    Work Product. All Work Product shall be performed in strict conformity with the specifications or descriptions of the Work Product or Services set forth in the applicable SOW and shall not infringe upon the patent, copyright or other intellectual property rights of any third party.

(f)    Conflicts. The execution, delivery and performance of this Agreement by Provider does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over Provider. Provider is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement or any SOW.

(g)    Authority. Provider is validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Provider and constitutes the valid and binding obligation of Provider, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Provider, its officers and directors.

(h)    Debarment. Provider is not debarred by any applicable authority, including without limitation under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act (as amended, the “Act”) and Provider has not and will not use in any capacity the services of any person or entity who has been debarred by any applicable authority with respect to Services. Provider will immediately notify Company in the event that Provider, or any of its Personnel becomes debarred or excluded during the term of this Agreement. Provider acknowledges that debarment of the Company shall be grounds for termination of this Agreement and any or all SOWs by Company for cause.

(i)    No Actions Pending. There is no action, suit or proceeding, at law or in equity, before or by any court or governmental authority, pending or, to the best of Provider’s knowledge, threatened against Provider, wherein an unfavorable decision, ruling or filing would materially adversely affect the performance by Provider of its obligations hereunder or the other transactions contemplated hereby, or which, in any way, would adversely affect the enforceability of this Agreement, or any other agreement or instrument entered into by Provider in connection with the transactions contemplated hereby. In the event Provider becomes aware of such action, suit or proceeding, Provider shall immediately notify Company.

6.2.    Company Representations and Warranties

6.2.1.    Company represents and warrants to Provider that:

(a)    Conflicts. The execution, delivery and performance of this Agreement by Company does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it. Company is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement or any SOW.

(b)    Authority. Company is validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement has been duly authorized by all necessary actions on the part of Company, its officers and directors.

7.    Proprietary Rights

7.1.    Company’s Materials. All drawings, materials, specifications, designs, clinical trial information and results, regulatory interaction information and other data of any nature furnished by Company to Provider for the performance of the Services may be used by Provider only in connection with its performance of the Services and shall remain the property of Company. Any notes, analyses, compilations studies, interpretations, memoranda or other documents prepared by Provider which contain, reflect or are based on, in whole or in part, Company proprietary materials shall be treated as Company proprietary materials. Upon termination or expiration of this Agreement, Provider shall promptly return all Company proprietary materials and shall certify to Company that all notes, analyses, compilations studies, interpretations, memoranda or other documents prepared by Provider which contain, reflect or are based on, in whole or in part, Company proprietary materials have been destroyed. Company shall retain all rights, title and interest in and to such materials, including, without limitation, patents, copyrights and other intellectual property rights in any ideas, concepts, designs, inventions and expressions embodied in such materials. No license, right or ownership interest in Company proprietary information is conveyed to Provider, except that Provider may use Company proprietary materials during the term of this Agreement to perform Services. Notwithstanding any provision to the contrary, Provider shall retain full ownership rights in its processes and business methods which are not unique to Company. Company shall retain all ownership interest in its intellectual property.

8.    Insurance Requirements

Prior to the commencement of any Services under this Agreement or any SOW, Provider shall provide and maintain such insurance coverage as will protect it and Company from all claims which may arise out of or result from Provider’s performance under this Agreement and any SOW, whether such operations be by itself or by its Personnel or by anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable.

8.1.    The insurance required under Section 8.1 above shall be written for not less than any limits of liability specified herein or as required by law, whichever is greater. Provider shall have the right to provide the total limits required by any combination of primary and Umbrella/Excess coverage; said insurance to include, without limitation, the following:

(a)    Insurance for liability under the Workers’ Compensation or occupational disease laws of any state or other jurisdiction in which the Services are performed (or be a qualified self-insurer in those states and jurisdictions) or otherwise applicable with respect to persons performing the Services and Employer’s Liability insurance covering all claims by or in respect to the employees of Provider and all Consultants, providing:

(i).	Coverage for the statutory limits of all claims under the applicable State Workers’ Compensation Act or Acts.

(ii).	Employer’s Liability Insurance with a limit of not less than $1,000,000;

(iii).	Voluntary Compensation insurance covering all employees not subject to the applicable state Workers’ Compensation Act or Acts.

(b)    Commercial General Liability insurance with the following limits and forms/endorsements:

Each Occurrence	$1,000,000

Products & Completed Operations Aggregate	$2,000,000

(c)    In the event Provider is furnishing design services or other professional services, Provider shall obtain Professional Liability or Errors & Omissions Insurance for the Services. Such insurance shall have a limit of $1,000,000 per occurrence. Coverage shall be maintained for a period of (3) years following final completion and acceptance of the Services specified in Scope of Work.

(d)    Umbrella (Excess) Liability Coverage (follow form) in an amount not less than $1,000,000 per occurrence.

(e)    If Provider has care, custody or control of Company property or inventory, Provider shall be responsible for any loss or damage to it, and provide all risk Property Coverage at full replacement cost for same.

9.    Records and Audits

9.1.    Records. Provider will maintain complete and accurate records of all matters relating to Services that enable Provider to demonstrate compliance with its obligations under this Agreement and any SOW, including, without limitation, Provider’s compliance with applicable laws and regulations. Financial records such as, but not limited to, time sheets, billing records, invoices, payment applications, payments of consultants and receipts relating to reimbursable expenses shall be maintained in accordance with generally accepted accounting principles. As used in this provision, records include books, documents, accounting procedures and practices, and other data regardless of type or form. Provider shall maintain such records for a period of six (6) years after the expiration or termination of (x) this Agreement or (y) the last SOW in effect, whichever occurs later.

9.2.    Audits. Company or its representatives including but not limited to Company’s external auditors, may audit such records of Provider at any time during the term of this Agreement during normal business hours and upon reasonable notice to Provider. Provider shall make such records readily available for such audit. Any adjustment to charges by Provider to Company as a result of such inspection shall (i) be paid to Company within ten (10) days if the changes are in Company’s favor or (ii) shall be added to Provider’s next invoice to Company if in Provider’s favor.

10.    Term and Termination

10.1.    Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of three (3) years, unless sooner terminated as provided under this Agreement (the “Initial Term”). This Agreement shall automatically renew for additional one (1) year terms thereafter, unless either Party delivers written notice of non-renewal to the other Party at least ninety (90) days prior to the expiration of the initial or any renewal term or this Agreement is otherwise terminated as set forth herein.

10.2.    Termination by Company for Convenience. Company may terminate this Agreement or all or any part of any SOW at any time without cause and in its sole discretion upon ninety (90) days prior written notice to Provider. In the event of such termination of any SOW by Company for convenience, Company shall pay Provider in accordance with the terms of this Agreement and the applicable SOW for all Services performed in conformance with the terms of this Agreement and the applicable SOW prior to the effective date of such termination.

10.3.    Termination for Cause. Either Provider or Company may terminate this Agreement and/or any and all SOWs for cause immediately upon written notice to the other Party in the event that such other Party materially breaches this Agreement, which breach remains uncured for thirty (30) calendar days following written notice to such Party of the deficiency. In the event the material breach solely relates to an SOW, then the non-breaching Party may only terminate such SOW under this Section. In the event of termination of any SOW by Company under this Section, Company shall pay Provider in accordance with the terms of this Agreement and the applicable SOW for Services performed in conformance with the terms of this Agreement and the applicable SOW prior to the effective date of such termination.

10.4.    Termination for Insolvency. In the event that either Party (the “Insolvent Party”): (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt; (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors; (iii) is dissolved or transfers a substantial portion of its assets to a third party as part of any such insolvency proceeding or reorganization; or (iv) a receiver is appointed for the benefit of its creditors, or a receiver is appointed on account of insolvency; then the Insolvent Party shall immediately notify the other Party of such event and such other Party shall be entitled to: (a) terminate this Agreement and/or any or all SOWs for cause immediately upon written notice to the Insolvent Party or (b) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within ten (10) calendar days of such request, and the other Party may terminate this Agreement and/or any or all SOWs for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such ten (10) day period. Notwithstanding the foregoing, and for the avoidance of doubt, Provider shall have no right to terminate this Agreement in the event of a change of control of Company as a result of financing or merger and acquisition activity. As used in this Agreement, a change of control shall mean a transaction or series of transactions through or as a result of which the owners of the Company prior to such transaction or series of transactions own less than 50% of the voting interest of the Company or otherwise cease to hold sufficient voting interest to direct the management decisions of the Company.

10.5.    Effect of Termination or Expiration. Any termination or expiration of this Agreement shall not terminate or affect the obligations of the Parties to each other under existing SOWs issued pursuant to this Agreement, and such SOWs shall continue in full force and effect and shall continue to be governed by the terms of this Agreement until their expiration or completion or until any such SOWs are themselves terminated pursuant to this Article.

10.6.    Transitional Services. Provider, if requested by Company, agrees to use reasonable commercial efforts to assist Company in the transition of the performance of the Services in those instances where Company elects to use another provider or its own employees to perform the Services (“Transitional Services”). Provider’s compensation for such Transitional Services shall be comparable to the rates for similar services provided by Provider, but shall in no event exceed the rates Provider charges for the Services.

10.7.    Survival of Obligations. The termination or expiration of this Agreement or any SOW shall not affect the survival and continuing validity of Articles 4 (Payments, but only to the extent of fees and expenses incurred prior to such termination or expiration), 7 (Proprietary Rights), 8 (Insurance Requirements), 9 (Records and Audits), 10 (Term and Termination), 11 (Confidentiality), 12 (Indemnification) and 13 (Miscellaneous).

11.    Confidentiality

11.1.    Confidential Information. “Confidential Information” shall mean all information relating to Company’s or Provider’s business or business plans, including but not limited to suppliers, customers, prospective customers, contractors, clinical data, the content and format of various clinical and medical databases, utilization data, cost and pricing data, disease management data, software products, programming techniques, data warehouse and methodologies, all proprietary information, know-how, trade secrets, technical and non-technical materials, products, specifications, processes, sales and marketing plans and strategies, designs, and any discussions and proceedings relating to any of the foregoing, whether disclosed in oral, electronic, visual, written or any other form, disclosed to the other Party. Confidential Information includes, without limitation, the terms and conditions of this Agreement and any SOW. Company shall own any Confidential Information generated by Company or Provider in the course of the Services, only to the extent such Confidential Information is entirely unique to Company or Company products, including but not limited to data regarding and use of Company products. Confidential Information shall not include information which is: (i) known to a Party or its Personnel which have been reduced to writing prior to disclosure by the Party and that are not subject to another obligation of secrecy; (ii) hereafter lawfully obtained from other sources on a non-confidential basis; or (iii) otherwise generally available to the public, absent any breach of this Section 11 by the Party.

11.2.    Restricted Disclosure and Use of Confidential Information. Provider and Company shall keep strictly confidential and not disclose to any third party Confidential Information of the other Party. Each Party shall not use, and shall not permit its Personnel to use, the Confidential Information except in accordance with this Agreement. In the event a Party becomes aware of any breach of the confidentiality and non-use obligation contained in this Section by it or its Personnel, the Party shall promptly notify the other Party of such breach.

11.3.    Permitted Disclosures. Notwithstanding the foregoing, Confidential Information may be disclosed by a Party to the extent required: (a) for the performance of Provider’s Services; (b) in order to comply with professional standards of conduct to which Provider may be bound by law for preservation of the public safety, health, and welfare; and (c) in order to comply with any court order, statute or governmental directive. In the event that such court order, statute or governmental directive requires disclosure of Confidential Information, to the extent permitted by law the disclosing Party shall provide prompt notice to the other Party before such Confidential Information is disclosed and cooperate with the other Party if the other Party seeks a protective order or other appropriate remedy for such Confidential Information, and if no such protective order or other remedy is obtained, the disclosing Party will furnish only that portion of the Confidential Information which it is advised by its counsel it is legally required to furnish.

11.4.    Precautions. In order to comply with its confidentiality and non-use obligations, each Party shall take at least the following precautions: (a) exercise all reasonable efforts to prevent unauthorized employees and unauthorized third parties from gaining access to Confidential Information; (b) disclose Confidential Information only to such of its Personnel who have a need to know such Confidential Information; provided, however, before any release of Confidential Information, each Party shall bind its Personnel receiving such Confidential Information to a written agreement of confidentiality at least as restrictive as this Agreement; and (c) prior to any disclosure, each Party shall instruct its Personnel of the confidential nature of, and to maintain the confidentiality of, the Confidential Information. Each Party shall be responsible for all actions of its Personnel, including without limitation any breach of the terms hereof.

11.5.    Survival. Upon the later of a Party’s request or termination or expiration of this Agreement, the other Party shall promptly return all of the Confidential Information. However, each Party may retain one copy of any written documents containing Confidential Information in its confidential files for the sole purpose of determining its continuing obligations under this Agreement.

12.    Indemnification; Limitation of Liability

12.1.    Indemnification. Each party shall indemnify and hold harmless the other party, its affiliates and their respective officers, directors, managers, members, shareholders, employees and other agents and representatives, from and against any claims, liabilities, damages, judgments or other losses (including reasonable attorneys’ fees) imposed upon or incurred by them arising out of or as a result of any grossly negligent act or omission or willful misconduct by such party, except to the extent that such claims, liabilities, damages, judgments or other losses arise from the bad faith, willful misconduct or gross negligence of the party seeking indemnification hereunder. A Party seeking indemnification (the “Indemnified Party”) from the other Party shall give prompt notice to the other Party (the “Indemnifying Party”) of the claim and shall inform the Indemnifying Party of all facts and circumstances related to the claim. The Indemnified Party shall permit the Indemnifying Party to fully control the defense of such claim using counsel of the Indemnifying Party’s choice at the Indemnifying Party’s expense, and shall cooperate fully with the Indemnifying Party and the Indemnifying Party’s selected counsel in connection with the defense and resolution of such claim.

12.2.    Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, LOST GOODWILL, LOST REVENUE AND LOST OPPORTUNITY) ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER. The foregoing limitation of liability and exclusion of damages applies even if a Party had or should have had knowledge, actual or constructive, of the possibility of such damages. The foregoing limitation of liability and exclusion of damages shall apply whether a claim is based on breach of contract, breach of warranty, tort (including negligence), product liability, strict liability or otherwise, and notwithstanding any failure of essential purpose of any limited remedy herein.

13.    Miscellaneous

13.1.    Notices. Any notice required to be given hereunder shall be in writing and deemed to have been sufficiently given, (i) when delivered in person, (ii) on the fifth business day after mailing by registered or certified mail, postage prepaid, return receipt requested, or (iii) on the next business day after mailing by overnight courier service, to the addresses specified below:

If to Company:	electroCore LLC
150 Allen Road. Suite 201 Basking Ridge, NJ 07920

Attn:	President

If to Provider:	Asembia LLC
Attn:	General Counsel Provider Legal:
200 Park Ave, Suite 300 Florham Park, New Jersey 07932 Fax: 973-564-8010

Provider or Company may, by notice to the other, change the addresses and names given above.

13.2.    Governing Law, Waiver of June Trial and Dispute Resolution.

13.2.1.    Negotiations of Dispute. With respect to any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provisions of this Agreement or an SOW or any related documents, a Party shall provide written notice to the other Party of the existence of such dispute. The Parties shall for a period of thirty (30) days following such notice, enter into good faith discussions and negotiations in an attempt to resolve such dispute. If, by the end of such thirty (30) day period, unless such period is extended by mutual agreement of the Parties, the Parties have been unable to resolve such dispute, either Party may initiate litigation. The procedures specified in this Section is a precondition to the initiation of litigation by a Party, in connection with disputes between the Parties arising out of or relating to this Agreement and any SOW; provided, however, that a Party may seek a preliminary injunction or other preliminary judicial relief, without attempting to resolve such dispute as provided in this Section, if in its judgment such action is necessary to avoid irreparable harm. Further, the requirement to attempt to resolve a dispute in accordance with this Section 13.2.1 does not affect a party’s right to terminate this Agreement or an SOW as provided in Section 10 hereof.

13.2.2.    Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

13.2.3.    Waiver of Jury Trial. In any controversy or claim, whether based in contract, tort or other legal theory, arising out of or relating to this Agreement, SOWs or any related documents, their negotiation, enforceability or validity, or the performance or breach thereof or the relationships established thereunder, all Parties hereby waive their right to trial by jury.

13.2.4.    Continuing Work during Dispute. Pending resolution of any dispute under this Agreement or any SOW by settlement or by final judgment, Provider shall proceed diligently with its performance in accordance with this Agreement and the applicable SOW, and maintain the project schedule during any dispute proceedings unless otherwise instructed by Company.

13.3.    Independent Contractor. Provider shall perform the Services as an independent contractor with exclusive control of the manner and means of performing the Scope of Work in accordance with the requirements of this Agreement and the SOW. Provider has no authority to act or make any agreements or representations on behalf of Company or its affiliates. This Agreement or SOW is not intended to create, and shall not be construed as creating, between Company and Provider, the relationship of principal and agent, joint venturers, co-partners or any other such relationship, the existence of which is hereby expressly denied. No employee, or agent engaged by Provider shall be, or shall be deemed to be, an employee or agent of Company or its affiliate and shall not be entitled to any benefits that the Company or its affiliate provides to its own employees.

13.4.    No Publicity. Neither Party shall use the name, trade name, service marks, trademarks, trade, dress or logos of the other Party in publicity releases, advertising or any other publication without the prior written consent of that Party.

13.5.    Amendments. No modification, alteration of this Agreement or any SOW, amendments, work orders or other related documents shall be binding upon the Parties unless contained in a writing signed by a duly authorized agent for each respective Party and specifically referring hereto or thereto.

13.6.    Force Majeure. No Party shall be liable for any failure to perform or any delays in performance, and no Party shall be deemed to be in breach or default of its obligations set forth in this Agreement and any SOWs, if, to the extent, and for as long as such failure or delay is due to any causes that are beyond its reasonable control and not to its acts or omissions, including, without limitation, such causes as acts of God, fire, flood, severe storm, earthquake, civil disturbance, lockout, riot, order of any court or administrative body, embargo, acts of government, war (whether or not declared), acts of terrorism, or other similar causes (“Force Majeure Event”). For clarity, labor disputes shall not be deemed a Force Majeure Event. In the event of a Force Majeure Event, the Party prevented from or delayed in performing shall promptly give notice to the other Party and shall use commercially reasonable efforts to avoid or minimize the delay. The Party affected by the other Party’s delay may elect to: (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event or (b) cancel all or any part of the unperformed part of this Agreement or any applicable SOW.

13.7.    Rule of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.8.    No Waiver. A waiver by a Party of any term or condition of this Agreement or SOW in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

13.9.    Severability. If and to the extent that any court or tribunal of competent jurisdiction holds any provision of this Agreement or any SOW to be unenforceable in a final non-appealable order, such unenforceable provision shall be stricken and the remainder of this Agreement shall not be affected thereby. Company and Provider shall in good faith attempt to replace any unenforceable provision of this Agreement or the SOW with a provision that is enforceable and that comes as close as possible to expressing the intention of the original provision.

13.10.    Headings. Headings of sections or other parts of this Agreement and SOWs are included herein for convenience of reference only, and shall not constitute a part of this Agreement and SOWs or change the meaning of this Agreement and SOWs, as the case may be.

13.11.    Entire Agreement. This Agreement, together with any SOW, amendments, work orders or other related documents, constitutes the entire agreement of the Parties with respect to its subject matter and merges and supersedes all prior discussions and writings with respect thereto.

13.12.    Binding Effect. This Agreement shall apply to, inure to the benefit of and be binding upon the Parties hereto and upon their respective successors and permitted assigns. The Parties agree that this Agreement is not intended by any Party to give any benefits, rights, privileges, actions or remedies to any person or entity, partnership, firm or corporation as a third party beneficiary or otherwise under any theory of law. Notwithstanding the foregoing, and for the avoidance of doubt, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by any successor in interest to either party through a change of control or otherwise.

13.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same agreement, and shall become effective when signed by each of the parties hereto and delivered to the other party in person or by facsimile or other reliable electronic means. The parties agree that this Agreement, once validly executed, may be stored by electronic means and that either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

IN WITNESS WHEREOF, Provider and Company have caused this Agreement to be duly executed and delivered as of the date first written above.

ASEMBIA, LLC		electroCore, LLC

By:	/s/ Benjamin DiMarco	By:	/s/ Glenn S. Vraniak

Name:	Benjamin DiMarco	Name:	Glenn S. Vraniak

Title:	General Counsel	Title:	CFO

Date:	10-17-2016	Date:	10-17-2016